Exhibit 99.1
FHLBank San Francisco Announces Interim Chief Financial Officer

SAN FRANCISCO – October 9, 2020 – The Federal Home Loan Bank of San Francisco announced today the appointment of Joseph E. Amato as executive vice president and senior financial officer effective October 13, 2020, and as executive vice president and interim chief financial officer effective upon the departure of the Bank’s current chief financial officer, Kenneth C. Miller.

Mr. Miller, who has served as chief financial officer since 2011, announced his intention to retire in 2019. The effective date of his retirement will be January 4, 2021. “Ken’s many contributions to the Bank over the past 26 years, through different market cycles and times of great change, are greatly appreciated,” said Stephen P. Traynor, acting President and CEO of FHLBank San Francisco. “We thank him for continuing to lead our capital markets, finance and accounting, and operations groups during the ongoing COVID-19 crisis and for assisting us with the transition of his role to our interim CFO.”

Mr. Amato, 62, previously served as chief financial officer at the Federal Home Loan Bank of Des Moines, from May 2016 to June 2019, where he had responsibility for accounting and financial reporting, treasury and capital markets, strategic planning, and portfolio strategy. He has more than 30 years of experience in a variety of finance and capital market roles, including holding leadership positions at Freddie Mac and Fannie Mae. Mr. Amato has an undergraduate degree in business administration from the University of Maryland and received his MBA from The George Washington University, District of Columbia.

“We are especially fortunate to have someone with Joe Amato’s hands-on experience within the FHLBank System joining us to ensure a smooth transition for the critical role of chief financial officer at the bank,” said Stephen P. Traynor. “Our organization will also benefit from the breadth and depth of his prior experience in the housing finance sector, as we and our members contend with new and complex challenges in our operating environment.”

Federal Home Loan Bank of San Francisco

The Federal Home Loan Bank of San Francisco is a member-driven cooperative helping local lenders in Arizona, California, and Nevada build strong communities, create opportunity, and change lives for the better. The tools and resources we provide to our member financial institutions–commercial banks, credit unions, industrial loan companies, savings institutions, insurance companies, and community development financial institutions–foster homeownership, expand access to quality housing, seed or sustain small businesses, and revitalize whole neighborhoods. Together with our members and other partners, we are making the communities we serve more vibrant and resilient.